EXHIBIT 99.1

COMMUNICATION INTELLIGENCE CORPORATION'S

S-1 DECLARED EFFECTIVE

Redwood Shores, CA February 19, 2003- (NASDAQ:CICI) Communication Intelligence Corporation (“CIC”), the leader in electronic signature, biometric verification, and natural input solutions announced today that its Form S-1 Registration Statement, which was filed in connection with a previously announced $15 million line of credit agreement with Cornell Capital Partners, LP, a domestic based private equity fund, was declared effective by the SEC on February 13, 2003.  Now that the S-1 is effective, CIC has access to, and may begin drawing on, the line of credit in accordance with its terms.

About CIC

Communication Intelligence Corporation is the leading supplier of electronic signature, biometric security and natural input solutions focused on emerging, high potential applications including paperless workflow, smart wireless devices and e-Commerce enabling the world with “The Power to Sign Online®”. CIC’s products are designed to increase the ease of use, functionality, and security of electronic devices and e-business processes. CIC sells directly to OEMs and Enterprises and has products available through major retail outlets such as, CompUSA, Staples, OfficeMax, key integration partners or direct via our website. Industry leaders such as Charles Schwab, Fujitsu, Handspring, Hitachi, IBM, Oracle, Palm Inc., Prudential, Siebel Systems and Sony Ericsson have licensed the company’s technology. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit website http://www.cic.com

Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations. Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of the products; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company’s business; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

CIC, its logo and The Power to Sign Online are registered trademarks.  Other names may be trademarks of their respective owners.

Contact Information

CIC

Investor Relations Inquiries:

Chantal Eshghipour

650-802-7740

investorrelations@cic.com